SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549


                                   FORM 8-K/A


                                 CURRENT REPORT

     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): March 23, 1998

                          KONOVER PROPERTY TRUST, INC.
             (Exact name of registrant as specified in its charter)


         MARYLAND                   (001-11998)                  561819372
(State or other jurisdiction   (Commission File Number)      (I.R.S. Employer
         of incorporation)                                   Identification No.)

                        11000 REGENCY PARKWAY, SUITE 300
                           CARY, NORTH CAROLINA 27511
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (919) 462-8787




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Item 1(a):  Changes in Control of Registrant

         On September 29, 1998, the Company sold 10,526,316 shares of Common Stock to Prometheus Southeast Retail, LLC (the "Investor"). This was the final sale under the terms of its Stock Purchase Agreement with the Investor. The prior sales were as follows:

         March 23, 1998                     2,350,000 shares
         August 10, 1998                    2,913,157 shares
         August 28, 1998                    5,263,159 shares

         All issuances were at $9.50 per share for an aggregate purchase price of $200 million . As a result of the purchases, as of October 12, 1998, the Investor owned approximately 67.5% of the Company's outstanding Common Stock.

         The Company believes that the Investor used its own funds for the purchase. In addition to the Investor's ownership interest in the Company, the Investor also has three nominees on the Board, certain preemptive rights and other contractual rights regarding the Company's affairs. The transaction is described in detail in the Company's definitive proxy statement filed on
Schedule 14A with the Securities and Exchange Commission on July 7, 1998. The information set forth therein under the caption "Proposal Two: Approval of the Transaction" is hereby incorporated herein by reference. The transaction was approved by the Company's stockholders on August 5, 1998.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             KONOVER PROPERTY TRUST, INC.

Date:  October 13, 1998                By:   /s/ Patrick M. Miniutti
                                             -----------------------
                                             Name:  Patrick M. Miniutti
                                             Title: Executive Vice President and
                                                    Chief Financial Officer